Appendix E

                    NOMINATING AND GOVERNANCE COMMITTEE CHARTER
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            Adopted by the Board of Directors of A.P. Pharma, Inc.

Purpose
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The purpose of the Nominating Committee (the "Committee") of the board of directors (the "Board") of A.P. Pharma, Inc. (the "Company") is to identify individuals qualified to serve as members of the Board of the Company, and determine nominees for election as directors of the Company, evaluate the Board's performance, develop and recommend to the Board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct.

Composition
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The Committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall satisfy the requirements of Nasdaq.

Responsibilities
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The Committee is charged by the Board with the responsibility to:

1. Identify and evaluate individuals qualified to serve as members of the Board, and determine nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings.

2. Recommend to the Board directors for appointment to its committees and, as appropriate, recommend rotation or removal of directors from Board committees.

3. Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by the Board.

4. Cause to be prepared and recommend to the Board the adoption of a code of ethics and a code of conduct, and periodically review and assess the codes, and recommend changes for approval by the Board.

5. Oversee a periodic evaluation of the performance of the Board, including individual members of the Board, and discuss the evaluation with the full Board.

6. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee's work.

7. At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.

8. Make recommendations to the Board regarding issues of management succession.

9. Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

Authority
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By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1.  Perform each of the responsibilities of the Committee described above.

2. Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee.

3. Appoint a chair of the Committee, unless a chair is designated by the Board.

4. Engage and terminate search firms, independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such search firms, independent counsel and other advisers.

5. Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to any search firm or other advisers engaged by the Committee.

Approved by Nominating and Governance Committee May 28, 2003

Approved by the Board of Directors March 25, 2004


/S/ Board of Directors                                        March 25, 2004
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